Exhibit 10.1

REINSURANCE AGREEMENT

between

GE LIFE AND ANNUITY ASSURANCE COMPANY

and

FIRST COLONY LIFE INSURANCE COMPANY

This Reinsurance Agreement (the “Agreement”) is effective as of the Effective Date by and between GE Life and Annuity Assurance Company, a Virginia-domiciled life insurance company (hereinafter “GELAAC”) and First Colony Life Insurance Company, a Virginia-domiciled life insurance company (hereinafter “Reinsurer”).

WHEREAS, GELAAC is engaged in the business of issuing Funding Agreements on a direct basis (the “Funding Agreement Business”);

WHEREAS, GELAAC desires to cede to Reinsurer on an indemnity coinsurance, funds withheld basis a ninety percent (90%) share of certain liabilities with respect to its Funding Agreement Business written by GELAAC to support the Genworth Institutional Registered Note Program; and

WHEREAS, Reinsurer is willing to reinsure on an indemnity coinsurance, funds withheld basis all of the liabilities that GELAAC desires to cede hereunder.

NOW THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, GELAAC and Reinsurer agree as follows:

ARTICLE I – DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Asset Portfolio” means the assets identified by GELAAC pursuant to Section 6.1 of this Agreement.

“Effective Date” means the date of the first Funding Agreement issued by GELAAC in support of the Genworth Institutional Registered Note Program.

“Expense Allowance” means the expenses with respect to the Reinsured Contracts, as calculated in accordance with the methodology set forth in Exhibit A hereto.

“Funding Agreement” means a contract meeting the definition and requirements of a funding agreement under Section 38.2–3100.2 of the Virginia Insurance Code.

“Funds Withheld” means the amount retained by GELAAC from reinsurance premiums payable to Reinsurer, in accordance with the terms of Article V.

“Genworth Institutional Registered Note Program” means the offering of notes made under the prospectus supplement for secured medium term notes under the registration statement filed with the Securities and Exchange Commission (the “SEC”) by GELAAC on September 30, 2005, as may be amended or further supplemented.

“Net Statutory Liabilities” means the aggregate amount of GELAAC’s liabilities with respect to the Reinsured Contracts, as calculated in accordance with Exhibit B hereto.

“Policy Liabilities” means the liabilities or obligations arising under the express terms and conditions of the Reinsured Contracts.

“Quota Share Percentage” means ninety percent (90%).

“Reinsured Contracts” means the Funding Agreements issued by GELAAC to support the Genworth Institutional Registered Note Program on GELAAC funding agreement form number 17585 GELAAC, except as provided in Section 2.3 of this Agreement.

ARTICLE II – REINSURANCE

2.1 Basis of Reinsurance. GELAAC hereby cedes on an indemnity coinsurance, funds withheld basis to Reinsurer as of the Effective Date, and Reinsurer hereby accepts and agrees to reinsure on an indemnity coinsurance, funds withheld basis as of the Effective Date, the Quota Share Percentage of all Policy Liabilities. This Agreement shall not create any legal relationship whatsoever between Reinsurer and the owner of or beneficiaries under the Reinsured Contracts.

2.2 Maximum Program Size. The aggregate amount of Policy Liabilities that GELAAC may cede, and that Reinsurer will assume, under this Agreement shall not exceed $2 billion (hereunder the “Maximum Program Size”); provided, however, that the Reinsurer may increase the Maximum Program Size to $3 billion by providing 30 days prior written notice to GELAAC. This Agreement will automatically terminate with respect to new business once the Maximum Program Size is reached.

2.3 Changes to Reinsured Contracts. Except as required under applicable law or with the consent of Reinsurer, which consent shall not be unreasonably withheld, GELAAC shall not make material changes to the terms of a Reinsured Contract after it has been issued.

ARTICLE III – RESERVES, REINSURANCE PREMIUMS, CEDING COMMISSIONS AND OFFSETS

3.1 Reserves. On and after the Effective Date, GELAAC shall establish and maintain reserves and liabilities for the Policy Liabilities on its statutory financial statements filed with the Virginia Commissioner of Insurance (collectively, referred to hereinafter as the “Reserves”). Reinsurer hereby agrees to establish and maintain as a liability on Reinsurer’s financial statements with respect to the reinsurance hereunder an amount not less than the Quota Share Percentage of the sum of all the Reserves.

3.2 Reinsurance Premium. The reinsurance premium due Reinsurer for any period shall be an amount equal to the Quota Share Percentage of the aggregate amount of deposits (net of refunds) credited to GELAAC under the Reinsured Contracts.

3.3 Ceding Commission. There shall be no ceding commission payable under this agreement.

3.4 Offset Rights. Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other party hereto under this Agreement, and may offset the same against any balance or balances due to the former from the latter under this Agreement ; and the party asserting the right of offset shall have and may exercise such right whether the balance or balances due to such party from the other are on account of deposits or on account of losses or otherwise.

ARTICLE IV – QUARTERLY SETTLEMENTS

4.1 Quarterly Accounting. Within thirty (30) days after the end of each calendar quarter, GELAAC will provide to Reinsurer with respect to that calendar quarter an accounting of the amount due from either GELAAC or Reinsurer for reinsurance liabilities ceded hereunder. This amount shall be calculated as follows:

(1)	the reinsurance premium due Reinsurer, calculated as provided in Section 3.2, plus

(2)	net investment income on Funds Withheld as calculated in accordance with Exhibit C hereto, plus

(3)	any amounts paid as a special settlement during the quarter pursuant to Section 4.3, plus

(4)	the Quota Share Percentage of Net Statutory Liabilities at the beginning of the calendar quarter, less

(5)	the Quota Share Percentage of Net Statutory Liabilities at the end of the calendar quarter, less

(6)	the Quota Share Percentage of amounts paid by GELAAC with respect to the Reinsured Contracts during the quarter, less

(7)	the Expense Allowance.

4.2 Standard Settlements. If the amount calculated pursuant to Section 4.1 is positive, GELAAC shall pay such amount to Reinsurer within fifteen (15) days of GELAAC’s delivery of the quarterly accounting to the Reinsurer. If the amount calculated is negative, Reinsurer shall pay such amount to GELAAC within fifteen days of GELAAC’s delivery of the quarterly accounting to the Reinsurer.

4.3 Special Settlement Process. In the event GELAAC reasonably believes that it will not be able to make any payment as required under one or more Reinsured Contracts, or fails to make such payment, the settlement process shall be as follows:

(1) Notice of Cash Shortfall. GELAAC shall notify Reinsurer in writing of its reasonable belief that it will not be able to make a Periodic Payout or Maturity Payout (as such terms are defined in the Reinsured Contracts) at least five (5) business days prior to the scheduled payout; and

(2) Settlement Following Default Under a Reinsured Contract. If GELAAC fails to make any Periodic Payout or Maturity Payout (as such terms are defined in the Reinsured Contracts) when due, GELAAC shall immediately notify Reinsurer of such default and by the end of that business day provide an accounting to Reinsurer calculated in the same manner as the Quarterly Accounting except that such accounting shall be as of the date of default. Reinsurer shall pay any amount due to GELAAC within five (5) business days of such accounting for a Periodic Payout and within one business day for a Maturity Payout, provided GELAAC has complied with the Notice of Cash Shortfall provision of Section 4.3(1).

ARTICLE V – FUNDS WITHHELD

5.1 Funds Withheld. GELAAC shall retain the amounts calculated pursuant to Section 5.2 from the reinsurance premiums due Reinsurer (the “Funds Withheld”) as security for the performance of Reinsurer’s obligations hereunder.

5.2 Calculation of Funds Withheld. At the end of each calendar quarter the amount withheld by GELAAC shall be increased by the Quota Share Percentage of the amount of any increase in the Net Statutory Liabilities as of the end of such calendar quarter as compared to the Net Statutory Liabilities at the beginning of the quarter and shall be decreased by the Quota Share Percentage of the amount of any decrease in the Net Statutory Liabilities as of the end of such calendar quarter as compared to the Net Statutory Liabilities at the beginning of the quarter. Such quarterly adjustments in the amount of the Funds Withheld shall be effected by means of the settlements between GELAAC and Reinsurer pursuant to Article IV.

ARTICLE VI – Investment of Assets.

6.1 Asset Portfolio. GELAAC shall disclose to the Reinsurer the assets supporting the Reinsured Contracts, which shall include the Funds Withheld (the “Asset Portfolio”), within its general account.

6.2 Investment Guidelines. GELAAC shall invest the Asset Portfolio in accordance with the investment guidelines set forth in Exhibit D.

6.3 Duty to Preserve the Value of Assets. GELAAC shall use commercially reasonable efforts to make all required payments under the Reinsured Contracts and to preserve the value of the Asset Portfolio by using cash or liquid assets in its general account (including the Asset Portfolio) and borrowings under available credit lines as necessary to make such required payments.

ARTICLE VII - ADMINISTRATION

GELAAC agrees to provide and be responsible for all administration and servicing of the Reinsured Contracts from and after the Effective Date and to be responsible for all costs and expenses in connection therewith, except as otherwise provided under the express terms and conditions of this Agreement. Administration and servicing of the Reinsured Contracts shall include, but shall not be limited to, premium billing and collection, underwriting and issuance of the Reinsured Contracts, benefit payments, expense payment, policy service, policy printing and filing, actuarial services and maintenance of accounting and record keeping. GELAAC’s administration of the Reinsured Contracts shall be in accordance with its own administrative service standards and shall be at standards no less favorable than current standards.

ARTICLE VIII - RECORDS

Each party to this Agreement shall make available to the other party to this Agreement, on or after the Effective Date, originals or copies of all administrative, financial and other records and information of any nature and type relating to the Reinsured Contracts reasonably requested by the other party, including, but not limited to, a specimen copy of each of the policy forms on which Reinsured Contracts are written. No such requested documents or information shall be unreasonably withheld. The expense of providing such documents or information shall be borne by the requesting party.

ARTICLE IX - REPORTS

GELAAC shall furnish Reinsurer, within thirty (30) days after the close of each calendar quarter after the Effective Date, such financial and other information reasonably requested by Reinsurer to file financial, tax, shareholder, regulatory or other reports or statements with respect to the Reinsured Contracts.

ARTICLE X - INSPECTION

Each party shall have the right, at any reasonable time and on reasonable notice, to inspect at the home office of the other party, books, records, documents and other information relating to the Reinsured Contracts.

ARTICLE XI - TERMINATION

GELAAC may at its option, upon 90 days notice to the Reinsurer, cease reinsuring new contracts. This agreement shall nevertheless continue in effect for so long as any of the Reinsured Contracts remain in effect, subject to the agreement of the parties.

ARTICLE XII - OVERSIGHTS

It is understood and agreed that if failure to comply with any terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight on the part of either Reinsurer or GELAAC, the party failing to comply shall be given a reasonable opportunity to restore the other party to the position it would have been in had such failure to comply not occurred, but neither party shall be relieved of liability for any such failure to comply.

ARTICLE XIII - INSOLVENCY

In the event of insolvency of GELAAC, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of GELAAC under the Reinsured Contracts without diminution because of the insolvency of GELAAC directly to GELAAC or its domiciliary liquidator or receiver, except (a) where the Policy specifically provides another payee of the reinsurance in the event of the insolvency of GELAAC or (b) where the Reinsurer, with the consent of the Policyholder has assumed GELAAC’s Policy obligations as direct obligations of the Reinsurer to the payees under the Policies and in substitution for the obligations of GELAAC to the payees. It is understood, however, that in the event of the insolvency of GELAC, the liquidator or receiver or statutory successor of GELAAC shall give written notice to the Reinsurer of any impending claim against GELAAC on a Reinsured Contract within a reasonable period of time after such Claim is filed in the insolvency proceedings and that during the pendency of such Claim the Reinsurer may, at its own expense, investigate such Claim and interpose, in the proceeding where such Claim is to be adjudicated any defense or defenses which it may deem available to GELAAC or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against GELAAC as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to GELAAC solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XIV - ARBITRATION

All disputes relating to this Agreement between GELAAC and Reinsurer on which agreement cannot be reached will be decided by arbitration. The arbitrators will determine the interpretation of this Agreement in accordance with the usual business and customary practices of the reinsurance industry rather than by strict legal technicalities. Three disinterested arbitrators will decide any disputes. The arbitrators must be officers, or retired officers, of insurance companies other than officers or retired officers of the two parties to this Agreement or their subsidiaries. One of the arbitrators is to be appointed by Reinsurer and one arbitrator is to be appointed by GELAAC, provided that, if one party fails to select an arbitrator within thirty (30) days of receiving a request to do so from the other party, such other party shall select the first two arbitrators. These two arbitrators will select a third, provided that, if the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, the third arbitrator will be selected by the American Arbitration Association.

The arbitrators appointed hereunder shall not be governed by rules of law. The arbitrators will meet in Richmond, Virginia and will determine the procedures to be followed and the relevant time periods with respect to the arbitration. Their decisions will be by majority vote, and such decisions will be final and binding on all parties. No appeal or application to a court of law or any other forum will be made for relief from any such decision. The cost of the arbitration will be shared equally by Reinsurer and GELAAC unless the arbitrators decide otherwise.

ARTICLE XV – DAC TAX

Each party will be responsible for its respective tax obligations. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year, to ensure consistency between GELAAC and Reinsurer in reporting such net consideration in their respective income tax returns.

ARTICLE XVI - AMENDMENTS

Any change or modification of this Agreement will be null and void unless made by an amendment to the Agreement and signed by both the Reinsurer and GELAAC. The parties hereto shall deliver to Standard & Poors’s Ratings Service a copy of any such amendment promptly following the effective date thereof.

ARTICLE XVII - ASSIGNMENT

This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Neither party may assign any of its duties or obligations hereunder without the prior written consent of the other party provided, however, that GELAAC may assign its administrative duties hereunder to any affiliate without the prior written consent of Reinsurer.

ARTICLE XXIII – PARTIES TO THE CONTRACT, GOVERNING LAW

This is an Agreement for reinsurance solely between Reinsurer and GELAAC. This Agreement shall be governed in all respects by and construed and enforced in accordance with the laws of the Commonwealth of Virginia (without giving effect to the provisions thereof relating to conflicts of law).

ARTICLE XIX – ENTIRE CONTRACT

This Agreement represents the entire agreement between the Reinsurer and GELAAC concerning the business reinsured hereunder. There are no understandings between the Reinsurer and GELAAC other than as expressed in this Agreement.

ARTICLE XX – THIRD PARTY REINSURANCE

GELAAC shall not cede to third party reinsurers all of the risk with respect to Policy Liabilities that it retains under the terms and conditions of this Agreement.

ARTICLE XXI – RESERVE CREDIT

If required for GELAAC to obtain credit for reinsurance, the Reinsurer will post security that complies with the applicable state’s or states’ regulations.

ARTICLE XXII – MISCELLANEOUS GENERAL CONDITIONS

22.1 Currency. All payments between the Reinsurer and GELAAC shall be measured, computed and made in U.S. Dollars.

22.2 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22.3 Headings. The headings in this Agreement are for reference purposes only and are not part of this Agreement. All references herein to articles, and sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

22.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provision of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

22.5 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

22.6 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received by the addressee:

GELAAC:	Thomas E. Duffy
Senior Vice President, General Counsel and Secretary
6610 West Broad Street
Richmond, Virginia 23230
Facsimile No. (804) 281-6005

Reinsurer:	Beth E. Wortman
Senior Vice President and General Counsel
700 Main Street
Lynchburg, Virginia 24504
Facsimile No. (434) 948-5819

IN WITNESS WHEREOF the parties hereto by their respective duly authorized representatives have executed this Agreement as of the 1st of December, 2005.

FIRST COLONY LIFE INSURANCE COMPANY

By:	/s/ GARY T. PRIZZIA
GARY T. PRIZZIA
TREASURER

GE LIFE AND ANNUITY ASSURANCE COMPANY

By:	/s/ DANIEL C. MUNSON
DANIEL C. MUNSON
SENIOR VICE PRESIDENT

EXHIBIT A

CALCULATION OF EXPENSE ALLOWANCE

The Expense Allowance for a quarter shall be equal to the Quota Share Percentage of the sum of the Contract Issuance Expense and Maintenance Fee, each of which shall be calculated as follows:

1) Contract Issuance Expense (IC) – Payable only with respect to Reinsured Contracts issued during the quarter and calculated as follows.

S+O = IC

Where S = Shelf Registration Cost and

Where O = Contract Offering Cost

The Shelf Registration Cost “S” Calculation is as follows:

A x B/C = S

A = Expenses attributed to SEC fees, rating agency fees and direct cost associated with causing the Shelf for the Registered Notes Program to be declared effective by the Securities and Exchange Commission.

B= direct deposit credited for contract issuance during the quarter

C= Five billion dollars ($5,000,000,000.)

The Contract Offering Cost “O” = the sum of the cost attributed to the offering of the contract which includes but is not limited to underwriting fees, rating agency fees and direct cost associated with the offering of the contract.

As used in this Exhibit A, “Shelf” shall mean all notes registered, whether secured medium term notes or retail notes, under the registration statement filed with the Securities and Exchange Commission by GELAAC on September 30, 2005, as may be amended or further supplemented.

2) Maintenance Fees – An expense allowance for maintenance fees for the quarter will be calculated as follows :

.00015 x ((D+E)/2)

D = Net Statutory Liabilities ceded beginning of quarter as included in Page 3, Line 3 of the NAIC annual statement.

E = Net Statutory Liabilities ceded end of quarter as included in Page 3, Line 3 of the NAIC annual statement blank

The Expense Allowance is intended to reimburse GELAAC for issuance cost directly related to the Registered Notes Program including SEC fees, rating agency fees and other program fees as well as distribution fees, sales and marketing expenses, underwriting and issue expenses, policy maintenance expenses, and claims administration expenses.

EXHIBIT B

CALCULATION OF NET STATUTORY LIABILITIES

Net Statutory Liabilities shall equal the Quota Share Percentage of the statutory liabilities relating to the Reinsured Contracts.

EXHIBIT C

FORMULA FOR CALCULATION NET INVESTMENT INCOME

ON FUNDS WITHHELD

Net investment income on Funds Withheld shall be the investment income on the Asset Portfolio as defined in Section 6.1 of this Agreement, calculated as follows.

Net investment income on Funds Withheld = I*(A/((B+C)/2)) where

I	Net statutory portfolio investment income plus (minus) realized capital gains (losses) during the quarter as applicable to the Asset Portfolio

A	Quarterly weighted average Funds Withheld for the period adjusted to reflect the timing of deposits and benefit withdrawals which occur during the quarter

B	Asset Portfolio statutory book value at beginning of period

C	Asset Portfolio statutory book value at end of period

EXHIBIT D

INVESTMENT GUIDELINES

So long as the aggregate book value of the Asset Portfolio exceeds $1.0 billion, GELAAC shall invest the Asset Portfolio in compliance with the following investment guidelines. At any time the aggregate book value of the Asset Portfolio is less than $1.0 billion, GELAAC shall invest the Asset Portfolio consistent with the following guidelines, but due to the reduced size of the Asset Portfolio one or more of the limitations may be exceeded to the extent reasonably necessary for the efficient accumulation or liquidation of the Asset Portfolio.

Investment Exposure Guidelines

(Guidelines are designated as percent of Statutory Admitted Assets at time of purchase unless noted otherwise)

Description	Investment Exposure Guidelines
Limits by Quality:

Investment Grade (NAIC 1 & 2)
Aggregate	100.00%
Medium & Lower Grade Obligations (NAIC 3,4,5,6)
Aggregate	10.00%
Lower Grade (NAIC 4,5,6)
Aggregate (ABS included)	5.00%
Low Grade (NAIC 5,6)
Aggregate	0.00%
Default (NAIC 6)
Aggregate	0.00%
Medium and Lower Grade - Aggregate (NAIC 3,4,5,6)
Issued, guaranteed or insured by one institution or one business entity	0.50%
Lower Grade - Aggregate (NAIC 4,5,6)
Issued, guaranteed or insured by one business entity	0.20%

Limits by Type:

United States - US dollar pay
Full faith and credit (non-callable)	100.00%
Full faith and credit (callable)	50.00%
Agency Debt (excluding MBS)	8.00%
Sponsored Enterprise Debt	5.00%

Private Placements

Aggregate	20.00%

Canadian Investment - US dollar pay/Canadian dollar pay
Aggregate	5.00%
Total Canadian Investment in one province	2.50%
Issued or guaranteed by any one political subdivision	1.00%

Mortgage Loans
Loan to Value Ratios:
Leasehold Estate loans	75.00%
Employee loans other than a director or a trustee	90.00%
All other loans	80.00%
Aggregate	20.00%

Mortgage-backed Securities (incl. CMOs)
Aggregate ( aggregate number including Mtg Loans for Life Ins)	45.00%
Single Pool - NAIC 1 & 2	1.00%
Single Pool - NAIC < 3	0.00%

Asset-Backed Securities
Investment Grade (NAIC 1 & 2)	60.00%
Medium & Lower Grade Obligations (NAIC 3,4,5,6)	15.00%
Lower Grade (NAIC 4,5,6)	5.00%
Low Grade (NAIC 5,6)	0.00%
Default (NAIC 6)	0.00%
Single asset or pool of assets - NAIC 1,2	2.50%
Single asset or pool of assets - NAIC 3,4,5,6	0.60%
Aggregate single asset or pool of assets - NAIC 6	0.00%